Exhibit 99.1

Contact:

Jennifer Jarman

The Blueshirt Group for Lexar

415-217-7722

jennifer@blueshirtgroup.com

Lexar Files Form 12b-25 with Securities and Exchange

Commission

FREMONT, Calif., March 16, 2005 — Lexar Media, Inc. (Nasdaq: LEXR) announced today that it has filed with the Securities and Exchange Commission a Form 12b-25 “Notification of Late Filing,” requesting a 15 calendar day extension to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. This late filing is the result of significant delay Lexar has experienced in completing its consolidated financial statements for the year ended December 31, 2004. This delay is due principally to the additional time required by Lexar to (i) account for Lexar’s previously announced decision to record revenues from all retail customers on a sell-through basis rather than from certain retail customers on a sell-to basis effective October 1, 2004; and (ii) to complete Lexar’s evaluation of certain deficiencies in internal control over its financial reporting which have been identified by management. As a result, Lexar was unable to file its Form 10-K for the year ended December 31, 2004 by the filing deadline prescribed by the Securities and Exchange Commission without unreasonable effort and expense. Lexar intends to file its Form 10-K as soon as practicable, but no later than the expiration of the prescribed 15 calendar day period on March 31, 2005. Lexar remains scheduled to host its fourth quarter and 2004 conference call on Thursday, March 24, 2005 at 5:00 pm Eastern Time, during which it expects to discuss final fourth quarter and annual results and current business outlook.

In its Form 12b-25 filing, Lexar disclosed, among other matters, that based on its unaudited financial statements:

•	Lexar currently expects to report total net revenues of between $185 million and $190 million and between $680 million and $685 million, respectively, for the fourth quarter and year ended December 31, 2004, as compared to total net revenues of $177.5 million and $412.3 million, respectively, in the comparable periods of 2003.

•	Lexar expects gross margins of approximately negative 11% for the fourth quarter of 2004 and approximately 5% for the year ended December 31, 2004, as compared to gross margins of 23.9% and 25.6%, respectively, in the comparable periods last year.

The decline in gross margin from the comparative fourth quarter period in 2003 was primarily due to greater than anticipated selling price reductions, inventory write-downs and the impact of recording revenue on a sell-through basis for its retail customers.

•	Lexar currently expects its net loss for the fourth quarter of 2004 to be between $60 million and $65 million and its net loss for the year ended December 31, 2004 to be between $72 million and $77 million as compared to net income of $18.9 million and $39.9 million, respectively, in the comparable periods of 2003.

•	In addition, during the fourth quarter of 2004, Lexar’s operating expenses increased approximately $20 million to approximately $40 million from $20.6 million in the fourth quarter of 2003.

•	Lexar expects the following approximate balances in its balance sheet as of December 31, 2004: (i) assets consisting of cash and short-term investments of $40 million, including restricted cash of $5 million, accounts receivable of $170 million, inventory of $180 million and total assets of approximately $413 million and (ii) liabilities consisting of accounts payable and accrued liabilities of $232 million, bank debt of $40 million and total liabilities of approximately $296 million.

Lexar is also evaluating the effectiveness of its internal control over financial reporting as required under the provisions of Section 404 of the Sarbanes-Oxley Act of 2002. During the course of this evaluation, management has made certain preliminary conclusions and accordingly has advised Lexar’s Audit Committee and its independent registered public accounting firm that it has identified material weaknesses in the effectiveness of its internal control over financial reporting as discussed below.

A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 31, 2004, Lexar did not maintain effective internal controls over revenue recognition and inventory valuation reserves in accordance with generally accepted accounting principles.

Specifically, Lexar did not maintain effective internal control over revenue recognition with respect to certain retail customers. Lexar’s internal control procedures did not include adequate consideration of its estimates regarding offsets or discounts to revenue, including price protection and promotional activities, particularly as Lexar became unable to estimate price protection obligations with reasonable accuracy in the fourth quarter of 2004. Also, Lexar did not maintain effective internal control over the accounting for inventory valuation reserves as its internal control procedures did not identify all excess and slow moving products and write-downs to net realizable value.

These internal control deficiencies resulted in material audit adjustments that have been recorded to Lexar’s financial statements for the three months ended December 31, 2004. In addition, management has identified other internal control deficiencies that may, individually or in the aggregate, constitute material weaknesses in internal control that may be identified in the course of completing the assessment of internal control over financial reporting.

To address the material weaknesses that have been identified to date, Lexar is performing additional analysis and other post-closing procedures to ensure its consolidated financial statements for the year ended December 31, 2004 are prepared in accordance with generally accepted accounting principles. In particular, Lexar has already made certain necessary adjustments to its fourth quarter 2004 financial statements. These adjustments do not affect financial results reported in prior periods.

Lexar is still in the process of completing all of the necessary assessment processes required by Section 404 of the Sarbanes-Oxley Act. As a result, management may subsequently determine that additional deficiencies in internal control exist that constitute significant deficiencies or material weaknesses.

As a result of the material weaknesses that have been identified to date, Lexar expects to disclose in its Form 10-K that its internal control over financial reporting was not effective as of December 31, 2004 and believes that its independent registered public accounting firm will issue an adverse opinion with respect to the effectiveness of its internal control over financial reporting as of December 31, 2004 in its 2004 Annual Report on Form 10-K, which Lexar expects to file in late March 2005.

Further details are available in Lexar’s Notification of Late Filing on Form 12b-25 filed today with the Securities and Exchange Commission which can be found on the company’s website at www.lexar.com.

About Lexar Media, Inc.

Lexar is a leading marketer and manufacturer of flash memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 82 issued or allowed controller and system patents, and licenses its technology to companies including Olympus, Samsung Electronics, SanDisk and Sony. For more information, please call 1-800-789-9418 or visit www.lexar.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include, among others, statements related to the expected filing of Lexar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, Lexar’s financial results for the quarter and year ended December 31, 2004 that Lexar expects to report in the Form 10-K, management’s evaluation of Lexar’s internal control over financial reporting and the opinion Lexar’s independent registered public accounting firm will issue with respect to its internal control over financial reporting. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include, among others: the expected filing of Lexar’s Annual Report on Form 10-K is based on a number of factors which are difficult to predict including, among others, the possibility of delays in connection with the completion of the accounting for the change in estimates of recording revenue for certain customers on a sell-through basis and the completion of the audit of Lexar’s financial statements by its independent auditors; Lexar’s anticipated financial results for the fourth quarter and the effect of adjusting estimates of recording revenue for certain customers on a sell-through basis is based on preliminary information and is subject to change; Lexar’s operating results and gross margins are difficult to predict and may fluctuate significantly; the cost of flash memory is a significant part of Lexar’s products’ cost structure, and if Lexar is unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, Lexar may not be able to manufacture and deliver products to satisfy its customers’ requirements, compete effectively in the market or maintain its targeted gross margins; Lexar’s licensing revenues have declined significantly because its fixed license payments have transitioned to variable-based royalties and Lexar may be unable to secure new license or royalty revenue; if Lexar is unable to manage its inventory levels, its operating results will be negatively impacted; future average selling prices may continue to erode due to excess industry capacity and extreme price competition; many of Lexar’s retail customers and distributors have price protection which could require it to make large payments if Lexar reduces prices; if Lexar is unable to anticipate demand and pricing of its products or if Lexar is unable to effectively manage changes in market conditions as well as the distributor channels and relationships, Lexar’s operating results will be harmed; if Lexar is unable to achieve or maintain its technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, its gross margins and revenues would likely decline significantly; and Lexar is involved in intellectual property, securities and products class action litigation, the outcome of which is highly uncertain and unpredictable, and Lexar may become involved in additional litigation, that could divert management’s time and attention, be time-consuming and expensive to defend and limit its access to important technology. Readers should also refer to the risk factors described in Lexar’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 9, 2004. Lexar assumes no obligation to update the forward-looking information contained in this news release.

Lexar and the Lexar logo are trademarks of Lexar, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.